Exhibit 11
         CHIQUITA BRANDS INTERNATIONAL, INC.
      COMPUTATION OF EARNINGS PER COMMON SHARE
      (In thousands, except per share amounts)
                     (Unaudited)

                       Quarter Ended March 31,
                                  1995      1994
A. Primary earnings per common share
Income before
  extraordinary item             $37,628    $35,534
Dividends on Series A
  Preferred Stock                 (2,066)   (1,033)
Income available to
  common shares before
  extraordinary item              35,562    34,501
Extraordinary loss from
  prepayment of debt                  --   (22,840)
Net income used to
  calculate primary
  earnings per share             $35,562    $11,661

Shares used in calculation
  of per share data:
  Weighted average common
   and equivalent Series C
   preference shares
   outstanding                    53,045    51,806
  Less restricted
   common shares                    (390)       --
  Dilutive effect of assumed
   exercise of certain
   stock options and warrants        827     1,370
  Weighted average common
   shares used to calculate
   primary earnings (loss)
   per share                      53,482    53,176
Primary earnings (loss)
  per common share:
  -Before extraordinary item     $   .66    $  .65
  -Extraordinary item                 --      .(43)
  -Net income                    $   .66    $  .22

                               Exhibit 11 (continued)
         CHIQUITA BRANDS INTERNATIONAL, INC.
      COMPUTATION OF EARNINGS PER COMMON SHARE
      (In thousands, except per share amounts)
                     (Unaudited)

                        Quarter Ended March 31,
                                    1995     1994
B. Fully diluted earnings per common share
Income available to common shares
  before extraordinary item        $35,562  $34,501
Add back dividends as a result of
  assumed conversion of Series A
  preferred stock                   2,066    1,033
Income used to calculate fully
  diluted earnings per share
  before extraordinary item        37,628   35,534
Extraordinary loss from
  prepayment of debt                   --  (22,840)
Net income used to
  calculate fully diluted
  earnings per share               $37,628  $12,694
Shares used in calculation
  of per share data:
  Weighted average common
   shares used to calculate
   primary earnings (loss)
   per share                       53,482   53,176
  Additional shares resulting
   from assumed exercise of
   options and assumed conversions
   of Series A Preferred Stock and
   convertible subordinated
   debentures                       7,580    4,125
  Additional restricted
   common shares                       21       --
  Weighted average common
   shares used to calculate
   fully diluted earnings
   (loss) per share                61,083   57,301
  Fully diluted earnings (loss) per common share:
   - Before extraordinary item     $  .62   $  .62
   - Extraordinary loss                --     (.40)
   - Net income                    $  .62   $  .22